EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Gene Bertcher - Investor Relations (800) 400-6407 investor.realtions@incomeopp-realty.com

Income Opportunity Realty Investor,  Inc. Reports Third Quarter 2013 Results

DALLAS (November 14, 2013) Income Opportmdty Realty Investors, inc. (NYSE MKT: I0T). a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2013. IOT announced today that the Company reported net income applicable to common shares of $625,000 or $0.15 per diluted earnings per share for the period ended September 30, 2013, as compared to net income applicable to common shares of $356,000 or $0.08 per diluted earnings per share for the same period ended 2012.

Our primary business is investing in real estate and mortgage receivables. Land held for development or sale is our sole operating segment and as of September 30, 2013, our land consisted of approximately 170 acres of land located in Dallas, Texas. The principal source of revenue for the Company is interest income on over $25.4 million of note receivables due ftom related parties.

Interest income was $1.4 million for the three months ended September 30, 2013. This represents an increase of $0.4 million as compared to the prior period interest income of $1.0 million. This increase was due to an agreement made on January 1, 2013, whereby the Company extended the maturity on the surplus cash flow notes receivable from UHF for an additional term of five years in exchange for the early termination of the preferred interest rate. The original notes gave a five-year period of preferred interest rate at 5.25%. before returning to the original note rate of 12.0%.

General and administrative expenses were $192,000 for the three months ended September 30, 2013. This represents an inuease of $150,000, as compared to the prior period general and administrative expenses of $42,000. This increase was primarily due to an increase in professional fees and the cost reimbursements to our Advisor.

Mortgage and loan interest was $297,000 for the three months ending September 30, 2013. This represents an increase of $21,000 as compared to the prior period mortgage and loan interest expense of $276,000. The lender for the Mercer/Travelers land mortgage was applying 100% of the monthly debt service to principal until the October 2012 extension of the forbearance agreement. The lender reallocated the payments to accrued interest; thereby changing the amount of interest owed going forward.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues	$-	$-	$-	$-

Expenses:
Property operating expenses (including $13 and $11 for the three months and $36 and $53 for the nine months ended 2013 and 2012, respectively, from related parties)	49	14	72	60
General and administrative (including $60 and $34 for the three months and $178 and $115 for the nine months ended 2013 and 2012, respectively, from related parties)	192	42	536	283
Net income fee to related party	55	23	159	141
Advisory fee to related party	209	206	621	609
Total operating expenses	505	285	1,388	1,093
Net operating loss	(505)	(285)	(1,388)	(1,093)

Other income (expenses):
Interest income from related parties	1,427	972	4,251	3,868
Mortgage and loan interest	(297)	(276)	(879)	(828)
Earnings from unconsolidated subsidiaries and investees	-	(14)	-	(37)
Total other income	1,130	682	3,372	3,003
Net income from continuing operations before tax	625	397	1,984	1,910
Income tax expense	-	(14)	(6)	(17)
Net income from continuing operations	625	383	1,978	1,893
Discontinued operations:
Net loss from discontinued operations	-	(41)	(18)	(48)
Gain (loss) on the sale of real estate from discontinued operations	-	-	-	-
Income tax benefit from discontinued operations	-	14	6	17
Net loss from discontinued operations	-	(27)	(12)	(31)
Net income	$625	$356	$1,966	$1,862

Earnings per share - basic
Net income from continuing operations	$0.15	$0.09	$0.47	$0.45
Net loss from discontinued operations	-	(0.01)	-	(0.01)
Net income applicable to common shares	$0.15	$0.08	$0.47	$0.44

Earnings per share - diluted
Net income from continuing operations	$0.15	$0.09	$0.47	$0.45
Net loss from discontinued operations	-	(0.01)	-	(0.01)
Net income applicable to common shares	$0.15	$0.08	$0.47	$0.44

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	September 30,	December 31,
	2013	2012
	(dollars in thousands, except par value amount)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Total real estate	24,511	24,511

Notes and interest receivable from related parties	28,388	27,002
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	26,562	25,176

Cash and cash equivalents	3	2
Receivable and accrued interest from related parties	57,972	58,534
Other assets	2,226	1,283
Total assets	$111,274	$109,506

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$28,350	$28,508
Deferred gain (from sales to related parties)	5,127	5,127
Accounts payable and other liabilities	109	149
Total liabilities	33,586	33,784
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000. issued 4,173,675 and outstanding 4,168,214 shares in 2013 and 2012	42	42
Treasury stock at cost, 5,461 shares in 2013 and 2012	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	15,730	13,764
Total shareholders' equity	77,688	75,722
Total liabilities and shareholders' equity	$111,274	$109,506